AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE

     AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE, made as of the Effective Date prescribed pursuant to Section 7.3 hereof, by and between Amherst Gardens Associates, a New York limited partnership, having its address at 6724 Main St., Williamsville, New York 14221 ("Seller"), and Homes For America Holdings, Inc., a Nevada corporation with its principal office at One Odell Plaza, Yonkers, New York 10701 ("Purchaser").

     WHEREAS, Seller is the owner of 10.7+/- acres of real property at 85-245 E. Amherst St., Buffalo, New York 14214, as described on Exhibit A attached hereto and made a part hereof, improved with twelve (12) building complexes containing a total of 201 rental units and one rental office, and parking for 240 automobiles (collectively, the "Property"); and

     WHEREAS, Purchaser desires to purchase the Property, and Seller desires to sell the Property to Purchaser for the price and upon the provisions herein set forth.

     NOW, THEREFORE,  Seller agrees to sell and Purchaser agrees to purchase the
Property,   upon  the  terms  and  subject  to  the  provisions  and  conditions hereinafter set forth.

1. DEFINITIONS The following terms have the following meanings when used in this Agreement:

1.1 Escrow Agent means the office of Stewart Title Insurance Company or Monroe Title Insurance Company, or an affiliate of either of them, that is situated in Buffalo, New York, or of any other title insurance company designated by Purchaser by written notice to Seller and to which Seller does not reasonably object.

1.2 Notice means any statement or communication setting forth or incorporating written information. Unless otherwise provided, any Notice or other statement from or to any party shall be in writing and shall be deemed given: (a) if sent by Certified or Registered Mail, Return Receipt Requested two (2) calendar days after being deposited in the United States mails, postage prepaid; or (b) if sent by nationally recognized prepaid overnight courier (such as Federal Express or UPS), one (1) day after being delivered to such courier; or (c) if sent by facsimile transmission, on the date sent, if followed by a hard copy sent within one (1) day thereafter by any other method authorized herein; or (d) if delivered by hand, on the date of receipt. The foregoing notwithstanding, in the case of any required Notice hereunder to declare default or breach, or to claim the Deposit, ten
     (10) days from the date of receipt or of refusal of delivery shall be added to any of the foregoing periods.

1.3  Person   means   any   individual,   corporation,   company,   partnership,
     association, governmental body, department or agency, trust or any other entity of any kind or nature.

1.4 Deposits means all Deposits prescribed in Section 2.2 below, and all other deposits or payments made by or for the account of Purchaser that are credits against the Purchase Price.

1.5 Personal Property means any and all furniture, fixtures and equipment owned by or leased to Seller and used in connection with the operation, management and maintenance of the Property.


2.   PRICE AND TERMS OF PAYMENT

2.1 Price. The Purchase Price for the Property is four million, nine hundred fifty thousand dollars ($4,950,000.00), reduced by the lesser of one-half of the "Prepayment Fee" described in Section 4.4, if any, or One-hundred-seventy-five thousand dollars ($175,000.00). The Purchase Price includes the price of Personal Property consisting of office furniture having a value of two-hundred fifty dollars ($250.00).

                            Exhibit 10.25 - Page 1

2.2  Terms of Payment. The Purchase Price is payable as follows:

     (a) Upon the execution of this Agreement by Purchaser, it shall deposit with Escrow Agent the sum of Ten thousand dollars ($10,000.00) (the "Initial Deposit").

     (b). At the expiration of the "Study Period" as hereinafter prescribed, if Purchaser does not elect to terminate this Agreement as hereinafter provided, the Initial Deposit shall become "Conditionally Non-Refundable" and Purchaser shall deposit with Escrow Agent the additional sum of Fifteen thousand dollars ($15,000.00) (the "Second Deposit"), which shall immediately be Conditionally Non-Refundable. Any Deposit that is or has become Conditionally Nonrefundable shall not be refundable to Purchaser unless (i) this Agreement is terminated by Purchaser due to a material breach by Seller that remains uncured after notice and an opportunity to cure, (ii) this Agreement is terminated by Seller or Purchaser pursuant to Section 4.4 hereof, or by Purchaser pursuant to Section 3.3, Section 4.3 or Section 6.2, or
          (iii) if Seller is unable or fails to deliver title to the Property that is good and marketable, and insurable at standard rates (or, if insurable only at a premium rate, if Seller elects to pay an amount equal to the difference between the standard and the premium rate for an owner's policy). For purposes of this Agreement, any title insurance premium for any standard New York State endorsement, or any other endorsement that insures against any matter that is insured against by that certain title insurance policy a true copy of which is annexed hereto as Exhibit B, shall be deemed a part of the standard rate and not a premium rate. Furthermore, if there is a termination by Purchaser pursuant to Section 3.3 more than 45 days after the Effective Date, with respect to a title objection that is a matter of public record or actually known to Purchaser on or before the 45th day after the Effective Date, the amount refundable to Purchaser shall be subject to the deduction for Seller's attorney's fees provided in
          Section 3.2(a) hereof.

     (c). On delivery to Purchaser of the deed of conveyance at Closing, a sum (payable in cash or certified funds) equal to the balance of the Purchase Price (i.e., the Purchase Price reduced by the aggregate amount of all Deposits). Such amount shall be further adjusted for all appropriate Closing adjustments (if any) as provided elsewhere in this Agreement. In addition, Purchaser shall pay at Closing, in immediately available funds, the full amount of the Prepayment Fee; such amount shall be paid to the mortgagee referred to in Section 4.4, or its assignee or designee, in such form as such payee may reasonably require 2.3 Escrow. Until Closing or the earlier termination of this Agreement, all Deposits and any other portion of the Purchase Price or any other amounts payable to Seller required to be deposited or advanced under this Agreement prior to such Closing shall be held in escrow by the Escrow Agent in a federally insured bank or savings institution as Escrow Agent may choose, or in such other money-market deposit account or other vehicle as shall be acceptable to both Seller and Purchaser. The Escrow Agent shall be responsible for delivering the monies including earnings thereon to the appropriate party, as specified in this Agreement. Entitlement to the earnings on any monies delivered to the Escrow Agent shall be deemed to follow entitlement to the underlying monies; earnings shall not be credited against the Purchase Price.

3.   PURCHASER'S STUDY PERIOD AND DUE DILIGENCE.

3.1 Review Documents. Except as otherwise hereinafter provided, Seller shall deliver to Purchaser, within fifteen (15) days after the Effective Date of this Agreement, any of the following "Review Documents" relating to the Property that have not heretofore been delivered to Purchaser or to its attorney:

     (i) a copy of the most recently updated abstract of title that is in Seller's possession, if any; a copy of the most recent title insurance policy issued to Seller or to any mortgagee of Seller is annexed hereto as Exhibit B and made a part hereof;

     (ii) the most recent Phase One environmental assessment of the Property that is in Seller's possession;

                            Exhibit 10.25 - Page 2

     (iii)the  most  recent   survey  of  the  Property   that  is  in  Seller's
          possession;

     (iv) a copy of Seller's standard form of lease; Purchaser understands that some tenants of rental units of the Property receive rental assistance through government programs and are parties to government-prescribed agreements but have not entered into Seller's lease form, and that some others are month-to-month tenants having no written agreement with Seller;

     (v) all contracts and agreements in effect relating to operation, management and/or maintenance of the Property, that are not cancelable on notice of thirty (30) days or less ("Contracts"), including the agreement relating to Seller's acquisition of boilers and payment therefor (the "Boiler Lease");

     (vi) the Rent Roll for the Property;

     (vii)copies of real property tax bills and notices of assessment for the two most recent years; and

     (viii) operating statements for the for the Property for the years ending December 31, 1998 and December 31, 1999, and for the six-month period ending June 30, 2000, together with a list of capital expenditures during the period of 24 months prior to April 1, 2000; provided that if the operating statement for the year ending December 31, 1999 or the six-month statement for 2000 is not currently available, such statement shall be provided as soon as it is available.

3.2  Purchaser's Investigation; Financing.

     (a) Purchaser shall have a period for investigation that shall extend until one hundred sixty (160) days after the delivery of all Review Documents (the "Study Period"). If Purchaser is dissatisfied with any matter whatsoever, it may, on or before the last day of the Study Period, give written notice terminating this Agreement. Within ten
          (10) days after such termination, Seller shall provide Purchaser and the Escrow Agent with a statement of attorneys' fees incurred in the preparation and negotiation of this Agreement and performance thereof to the date of termination, and the Escrow Agent shall remit to Seller an amount, from the Initial Deposit, equal to the lesser of such attorneys' fees or five thousand dollars ($5,000.00), and the balance of the Initial Deposit shall be refunded to Purchaser. The foregoing notwithstanding, there shall be no deduction for attorneys' fees if the Notice of termination is given within forty-five (45) days after the Effective Date. Neither party hereto shall thereafter have any other or further liability or obligation to the other party hereto. Notwithstanding the foregoing, the entire Initial Deposit shall be refunded to Purchaser if this Agreement is terminated due to an objection to title as set forth in Section 3.3 hereof.

     (b) During the Study Period, Purchaser shall have the right to make such inspections and investigations as it deems appropriate with respect to the physical condition of the Property, including but not limited to all environmental matters or matters that may affect the use, occupancy and marketability of the Property.

     (c) During the Study Period described above, (i) Seller shall allow Purchaser to have access to and entry in or upon the Property at any and all reasonable times and allow Purchaser to dig or drill test holes and conduct inspections and other tests and activities that are consistent with review of any matters Purchaser deems appropriate, provided that Purchaser does not interfere with access to and/or rightful use of the Property by any Person, does not create any hazard to health or safety, does not create any nuisance and uses its best efforts to minimize any disruption or disturbance, and, prior to such entry, provides Seller with a certificate of insurance naming Seller as an insured for public liability in the amount of not less than $2,000,000.00; (ii) Seller shall, during normal business hours, allow Purchaser access to and the right to examine and copy any and all records, documents, permits, licenses, notices and other printed or written material relating to the Property and the use thereof. Purchaser shall restore the Property to substantially its condition as at the date of Purchaser's first entry upon the Property in connection with its investigation.

                            Exhibit 10.25 - Page 3

     (d) Ninety days after the Study Period begins, Purchaser shall give Seller a status report setting forth the progress of its activities to procure financing for the purchase, and of its Study Period investigations.

     (e) Promptly upon receipt of notice of any decision on any and all applications by Purchaser for financing to be used in consummating the purchase, or of any commitment for financing, Purchaser shall advise Seller of such decision or commitment.

3.3   Termination or Cure of Title Objection; Extension of  Deadlines.

     (a) If Purchaser on or before the last day of the Study Period shall find or discover any basis for objection to Seller's title, as determined in accordance with the standards of title examination of the Erie County Bar Association, or any matter that would cause such title to be unmarketable or uninsurable, Purchaser shall give Seller Notice of the objection. No objection shall be made based upon any of the following "Permitted Encumbrances:" (i) any tenant lease, (ii) an existing security interest against boilers on the Property to secure the payment of Seller's obligations in connection with the procurement thereof, (iii) any exception set forth in Schedule B of the title insurance policy that is annexed hereto as Exhibit B; (iv) any easement for any public utility; (v) any easement or encumbrance for the widening or alteration of any street, road or right of way or granted or conveyed to any public or governmental body or agency relating to pedestrian or vehicular traffic; or (vi) any matter that is a standard exception in a title insurance policy issued in New York State. Any matters to which Purchaser does not object on or before the expiration of the Study Period (except for matters that arise thereafter) shall be deemed acceptable to Purchaser. Within ten (10) days after receipt of Notice of an objection from Purchaser, Seller shall give Notice to Purchaser either that this Agreement is terminated (in which event the Initial Deposit shall be refunded to the extent and in accordance with the provisions of Section 3.2(a) above, and Seller shall reimburse Purchaser for the reasonable costs of its title examination), or that Seller will make reasonable efforts to cure the objection at its expense, specifying a period of time within which such effort to cure shall be completed (the "Cure
          Period"). In the event Purchaser notifies Seller of any title objection, and Seller fails within the time set forth above to notify Purchaser of Seller's election to cure such objection or terminate this Agreement, Seller shall be deemed to have elected to terminate this Agreement. If Seller elects (or is deemed to have elected) to terminate this Agreement, Purchaser shall have the right, in its sole discretion, by written Notice to Seller given within ten (10) days after Seller's Notice, to waive the title objection and accept title as is, in which event the termination of this Agreement by Seller shall be null and void.

     (b) If Seller has elected to cure the objection and the cure has not been effectuated by the end of the Cure Period, then unless efforts to effectuate the cure have been initiated and are continuing in good faith, either party hereto may terminate this Agreement, and the Initial Deposit shall be refunded to Purchaser to the extent and in accordance with the provisions of Section 3.2(a) above, except that if the objection is in the nature of a mortgage, lien or other encumbrance that is curable solely by the payment of money, notice by Seller that such cure will be effectuated at Closing from the proceeds of sale shall constitute an adequate cure within the Cure Period.

     (c) Purchaser shall have the right to re-examine the title to the Property at Closing and to object to any defects or encumbrances that (i) shall not have been the subject of an objection given by Purchaser pursuant to paragraph (a) above and (ii) shall have been placed of record following the earlier of the date of Purchaser's initial title report (a copy of which shall be provided to Seller) or the 45th day after the Effective Date (any such defects or encumbrances being the "Subsequent Objections"). If any Subsequent Objections shall have arisen, Purchaser may (x) waive the Subsequent Objections and proceed to Closing, (y) by written Notice to Seller, terminate this Agreement and receive a full refund of the Deposits (together with interest earnings thereon, if any, and the reasonable costs of its title


                            Exhibit 10.25 - Page 4
          examination), or (z) by written Notice to Seller, extend the Closing Date for 90 days and demand that Seller cure any Subsequent Objections prior to Closing. If Purchaser has elected to terminate this Agreement, Seller by written Notice given within ten (10) days of Purchaser's Notice, may elect to cure such Subsequent Objections, and specify a Cure Period therefor, in which event Purchaser's election to terminate this Agreement shall be null and void. If Seller fails to effectuate cure within the Cure Period, or if Purchaser shall have demanded a cure and Seller has not effectuated same within 90 days after Purchaser's demand, Purchaser may declare Seller to be in default under this Agreement and pursue an action for specific performance. Notwithstanding the foregoing, however, Seller shall not be required to cure any Subsequent Objection that is in the nature of a judgment, lis pendens or similar lien or encumbrance, for an amount in excess of any insurance coverage, that arises out of an action, suit or proceeding for injury to person or property, wrongful death, or any environmental occurrence.

     (d) Upon a termination of this Agreement pursuant to this Section (if not nullified as provided above), the parties hereto shall be released from any further liabilities or obligations hereunder or with respect to the subject matter hereof, except for (i) Seller's obligation to cause all or a portion of the Initial Deposit to be refunded as provided herein and to pay reasonable costs of Purchaser's title examination, (ii) Purchaser's obligation to restore the Property pursuant to Section 3.2(c) above, or (iii) as otherwise expressly provided in this Agreement. Furthermore, it is understood and agreed that except for the refund of Deposits in accordance with the provisions of this Agreement, and reimbursement to Purchaser for its title examination expenses, Seller shall in no event have any liability for direct or consequential damages arising or alleged to arise out of any failure by Seller to perform this Agreement.

3.4 Assumption or Termination of Contracts. If Purchaser does not terminate this Agreement as of the end of the Study Period, it shall give written notice to Seller specifying any and all Contracts that Purchaser intends to assume ("Assumed Contracts"). If any Assumed Contract will expire prior to the Closing Date, Purchaser will be free to determine, in the exercise of its reasonable business judgment, whether or not to renew or extend such Assumed Contract. Purchaser shall assume the Boiler Lease. If, however, Purchaser elects to not assume a contract, or to not renew any Assumed Contract, in either case that relates to the provision of goods or services that Seller reasonably requires for the operation of the Premises in the ordinary course of business, Seller may nevertheless elect to either renew such contract or enter into a substitute or replacement therefor, provided that the term thereof shall not be longer than twelve (12) months, and Purchaser shall assume any such renewal or substitute contracts (which shall also be Assumed Contracts for purposes of this Agreement).

4.   CONDITIONS PRECEDENT AND CLOSING; EXTENSIONS

4.1  Closing and Pre-Closing Deliveries.

     (a) Unless extended as provided in Section 4.2 below, the Closing Date shall be the 28th day of September, 2001. Closing shall take place at the Office of the Erie County Clerk, or at such other location in Buffalo, New York as Purchaser may reasonably specify.

     (b)  At Closing Seller shall deliver to Purchaser:

          (i) a deed in the form of Exhibit "C" annexed hereto, giving good and marketable title in fee simple, including a warranty against grantor's acts, and free and clear of liens or encumbrances except Permitted Encumbrances;

          (ii) the originals of all tenant leases and tenant rental assistance agreements then in effect and of all Assumed Contracts accompanied by assignments, in form satisfactory to Purchaser, of such leases, agreements and Assumed Contracts and written evidence satisfactory to Purchaser that any necessary consents of third parties, to any such Assignments, are in effect;

          (iii) a Bill of Sale, for the Personal Property;

                            Exhibit 10.25 - Page 5

          (iv) any and all documents, certificates, affidavits and instruments as may be required by any issuer of title insurance to Purchaser or to any mortgagee of Purchaser, in an amount equal to the Purchase Price, at standard rates (as defined in Section 2.2(b) hereof), on an ALTA Form 1992 Owner's Policy with standard New York State endorsements, free and clear of any and all liens, defects, encumbrances, occupancies, leases, easements, covenants, restrictions or other matters whatsoever, whether recorded or unrecorded, except for Permitted Encumbrances; and

          (v)  possession of the Property, including the Personal Property.

     As of the date prior to Closing, all utility and water and sewer charges and all non-delinquent property and other taxes and assessments of any kind imposed with respect to ownership and use of the Property shall be apportioned between the Seller and Purchaser on the basis of the number of elapsed days in the period or cycle for which the tax or charge is imposed. Seller shall be responsible for all past due taxes and charges and any penalties and interest thereon. Purchaser shall receive a credit for any and all pre-paid rents, apportioned as of the Closing Date, and Purchaser shall pay Seller the amount of any unpaid rents, apportioned to the Closing Date.

     (c)  At Closing, Purchaser shall deliver to Seller:

          (i)  the balance of the Purchase Price;

          (ii) an amount equal to any applicable sales taxes on Personal Property; and

          (iii)Purchaser's written agreement, in a form acceptable to Seller, accepting and assuming all Assumed Contracts and all tenant leases and rental assistance agreements, and indemnifying Seller for all obligations of Seller (as landlord) under all such Assumed Contracts, tenant leases and rental assistance agreements, which duty of indemnification shall survive until all of such obligations have been performed or discharged.

          (iv) Seller shall also pay the full amount of the Prepayment Fee to the appropriate payee thereof.

     (d) Seller shall pay all transfer taxes. Purchaser shall pay the costs for recording the deed, but Seller shall pay for the discharge of any encumbrance of record that is not a Permitted Encumbrance. Purchaser shall pay premiums for title insurance, if desired. Each party shall pay its own attorney's fees. Any other cost or expense of Closing shall be adjusted between the parties consistent with customary practice in Erie County, New York.

     (e) Seller covenants that it will, at any time and from time to time after Closing hereunder, upon request of the Purchaser, and without incurring any material expense, do, execute, acknowledge and deliver, or will use reasonable efforts to cause to be done, executed, acknowledged, or delivered, all such further acts, deeds, conveyances and assurances as may reasonably be required for the better conveying, transferring, assuring and confirming the conveyance of title to the Property to Purchaser in accordance with Section 4.1(b)(i).

4.2  Extensions.

     (a) On or before August 21, 2001, Purchaser may extend the Closing deadline to the last business day (and no other day without Seller's consent) in any remaining calendar month in the year 2001, provided that the Closing Date so designated is at least seventy (70) calendar days after Purchaser's Notice to Seller of such extension. Upon the giving of any such Notice, Purchaser shall make a "Third Deposit," of Fifteen thousand dollars ($15,000.00), payable directly to Seller, which shall be Conditionally Non-Refundable and applicable to the Purchase Price. If the Closing Date as extended by Purchaser is subsequent to October 31, 2001, Purchaser shall make a "Fourth Deposit" of Fifteen thousand dollars on October 31, 2001, and (unless the extended Closing Date is November 30, 2001), a "Fifth Deposit" of Fifteen thousand dollars on November 30, 2001. The Fourth and Fifth Deposits shall also be payable directly to Seller, and shall be Conditionally Non-Refundable and applicable to the Purchase Price.

                            Exhibit 10.25 - Page 6

     (b)  Purchaser  acknowledges  that (i) Seller may be required to give sixty
          (60) days or greater notice to the holder of the Mortgage (or its designee) of the date as of which the Closing will occur and the Mortgage will be paid, and (ii) that an application fee, processing fee or similar fee or charge (a "Consent Fee") may be imposed prior to the Closing date in connection with Seller's application or request for consent to prepayment and discharge of the Mortgage. Accordingly, Purchaser hereby agrees as follows:

          (i) Notwithstanding the date set forth in paragraph 4.2(a) above, Seller shall have the right to submit any such request or application at any time on or after July 20, 2001, unless Purchaser shall have given Seller written notice of an extension of the Closing Date. Within seven (7) days after demand by Seller, Purchaser shall remit, directly to Seller, the amount of any such Consent Fee, which for all purposes of this Agreement shall be included in the Prepayment Fee as a component thereof if Closing thereafter occurs.

          (ii) If Purchaser elects, under paragraph 4.2(a) above, to extend the date of Closing, its Notice thereof shall be accompanied by a remittance of the amount of the Consent Fee that Seller will be required to pay. The first such remittance shall be included in the Prepayment Fee as a component thereof if Closing thereafter occurs. If, however, more than one Consent fee is required to be paid because Purchaser failed to give Notice of extension of the Closing Date to Seller prior to July 20, 2001 or because Purchaser extends the Closing Date on more than one occasion, Purchaser shall be fully liable for the amount of all Consent Fees (which liability shall survive a termination of this Agreement), and the amount of any Consent Fee in excess of the first Consent Fee paid under this Agreement shall not be included in the Prepayment Fee.

          (iii)If, after a Consent Fee has been paid, Closing fails to occur other than due to Seller's breach of or default under this Agreement, any remittance(s) paid by Purchaser under the preceding subparagraphs (i) and/or (ii) shall be retained by Seller, and if Purchaser has failed to make any required remittance, it shall remain liable to Seller therefor notwithstanding any other provision of this Agreement regarding termination and the liability of the parties.

4.3  Purchaser's  Conditions.   Anything  in  this  Agreement  to  the  contrary
     notwithstanding, and in addition to any other provision under this Agreement providing for termination of this Agreement, Purchaser may terminate this Agreement and decline to purchase of the Property if:

     (a) There has been any material loss or damage to the Property that is not covered by insurance, unless there is an equitable adjustment of the Purchase Price to cover the cost of repair or replacement;

     (b) Seller has breached or failed to perform any agreement or covenant under this Agreement, or any representation or warranty by Seller proves to be untrue at any time on or after the date hereof, in any material respect;

     (c) There is a taking of all or any portion of the Property by any governmental or private authority;

     (d) Except for tenants in occupancy in the ordinary course of business, any Person, by lease or otherwise, shall have (or be in actual or constructive possession and claim to have) any right of use, occupancy or possession of all or any part of the Property; or

     (e) Compared to the "Comparison Period," there has been a material increase in recurring operating expenses or in vacancies or in rental delinquencies, or any material decrease in rents or other revenues, such that the "Net Operating Income" from the Property for the "Test Period" utilizing consistent methods of accounting during both periods, would be less than $560,000,00. As used in this subparagraph
          (e), the following terms have the following meanings:

                            Exhibit 10.25 - Page 7

          (i) Comparison Period is the period from July 1, 1999 through June 30, 2000.

          (ii) "Test Period" means the period from July 1, 2000 through June 30, 2001.

          (iii)Net Operating Income, for the applicable period, means gross income from rental, fees and charges paid by tenants or on account of any rental arrangement, such as late charges, reduced by the sum of the following items: real property taxes, insurance premiums, payroll and employee benefits, payroll taxes, payments or premiums relating to workers compensation, unemployment insurance and disability insurance, water, gas, electric, sewer, garbage removal, cable television and other utilities, materials and supplies, advertising, rental expenses, telephone and office expenses, landscaping and lawn care, painting and decorating, recurring or ordinary maintenance and repairs, payments under the Boiler Lease, and deposits to any replacement reserve or similar account maintained by Seller (but exclusive of any amounts so deposited that are intended, under the terms of Seller's current mortgage, to be applied to items that are capital in nature).

     Seller shall provide operating statements to Purchaser, (A) for the Comparison Period, within 60 days after the Effective Date, and (B) for the Test Period, at least ten days prior to the Closing Date, and (C) for the two calendar years 1998 and 1999. If Seller provides its Test Period operating statement more than thirty (30) days prior to the Closing Date, Purchaser may not decline to close under this Section 4.3(e) after the thirtieth (30th) day following its receipt of such statement.

4.4 Prepayment Fee Condition. Purchaser acknowledges that the Property is subject to a mortgage made in May, 1999, securing indebtedness having a principal balance exceeding $3,600,000.00 (the "Mortgage"), and that the terms of such indebtedness prohibit prepayment prior to its third anniversary, and that a yield maintenance fee or other prepayment premium is applicable thereafter. Purchaser further acknowledges that if the mortgagee's consent is obtained for prepayment of the Mortgage prior to the third anniversary of the Mortgage, the cost or fee that may be incurred in connection therewith may differ from an amount calculated on the basis of a formula set forth in the Mortgage, and the total that may be required to be paid cannot be calculated or determined at his time. As used in this Agreement, "Prepayment Fee" means the aggregate amount of any and all yield maintenance charge and other premiums, penalties, fees, charges or costs that may be required to be paid to procure a discharge of the Mortgage other than principal, interest and late charges (if any). Seller undertakes to use efforts that in its sole judgment are reasonable to seek the mortgagee's consent to prepayment of such indebtedness, and to minimize the amount of the Prepayment Fee. Purchaser agrees to pay the Prepayment Fee in full if it does not exceed Three-hundred fifty-thousand dollars ($350,000.00). If such mortgagee does not consent by the Closing Date to payment of such indebtedness in full and release of the Mortgage, or if the Prepayment Fee exceeds $350,000.00, either of the parties hereto may terminate this Agreement, whereupon all Deposits, whether or not Conditionally Non-refundable, shall be refunded to Purchaser in full, and neither party hereto shall thereafter have any liability or obligation whatsoever to the other relating to the subject matter of this Agreement; provided, however, that Seller shall not terminate this Agreement because the Prepayment Fee exceeds $350,000.00 if Purchaser agrees to pay the entire amount of the Prepayment Fee.

4.5 Time of the Essence. The time set forth herein for Closing, after giving effect to any extensions, is of the essence. If Purchaser fails to close by the Closing Date established under this Agreement (including any extensions), Seller may at any time thereafter give written Notice to Purchaser that if it fails to close on a date specified in Seller's Notice (which is at least 7 days after the giving of such Notice), this Agreement shall be deemed terminated and all Deposits shall become the property of Seller.

5. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller warrants and represents to Purchaser as follows:

5.1 Title. Seller is the owner of record of the Property in fee simple absolute, and does not hold title to the Property as nominee or trustee of any other person.

                            Exhibit 10.25 - Page 8

5.2 Existence, Organization and Authority, Status. Seller has all requisite legal power and authority to own the Property, to enter into this Agreement, and to perform its obligations thereunder. Seller is not under the jurisdiction of a trustee, receiver or liquidator; has not filed or had filed against it a petition in bankruptcy or for like relief under any Law; is not a Foreign Corporation or Foreign Person or an Exempt Organization (as any such term is defined in the Internal Revenue Code of 1986, as amended); is not a not-for-profit organization or a professional corporation or a fiduciary.

5.3  Taxes, Liens, Encumbrances.

     (a) All taxes, charges, assessments, levies and impositions of any and every kind against the Property (collectively "Charges") are current, and Seller covenants that all Charges shall be paid when due for all periods prior to the Closing date so long as this Agreement remains in effect. Seller has no knowledge of any special taxes, levies, or assessments pending or contemplated that would affect the Property.

     (b) Other then liens for taxes not yet due and payable and Permitted Encumbrances, and subject to Section 4.4 hereof, there are no liens or encumbrances of any kind or nature affecting the Property that will not be discharged as of Closing.

5.4 Absence of Other Agreements or Commitments. Neither the Seller nor the Property is subject to or bound by any oral or written contract or agreement or any indenture, document, instrument, order, decree, judgment or injunction whereby any other person has or may have any right, title or interest of any kind or nature whatsoever in the Property, or under which the making and/or performance of this Agreement or any portion hereof by Seller would constitute a breach, default or violation. The making and performance of this Agreement by Seller is not prohibited by and will not constitute a violation of any material provision of law. There are no proceedings or actions pending or litigation pending or threatened against the Seller, and/or affecting or involving the Property, the outcome of which could prevent, prohibit or impair the performance by Seller of this Agreement or any of its obligations hereunder.

5.5 Condemnation; Special Taxes. Seller has received no Notice of and to the best of its knowledge there are no proceedings pending or contemplated, with respect to a taking for public use of all or any portion of the Property. Seller has received no Notice of any special tax, levy or assessments affecting the Property.

5.6 No Violation of Contracts. Neither the Seller nor any other party is in violation of or default under any Contract, nor has there been any act or omission that with the passage of time or giving of notice would constitute or give rise to any such violation or default. Until the Closing Date, Seller will perform all Contracts in accordance with their terms.

5.7 No Physical Changes. Prior to Closing, Seller shall not make any material physical alterations of the Property other than in the ordinary course of maintenance and repairs, without Purchaser's prior approval, except as may be occasioned by a disaster or emergency or to prevent or eliminate a public health or safety hazard, or as may be ordered by any court or governmental agency having jurisdiction, or as may be required by the holder of the Mortgage. Seller makes no representation or warranty as to the physical condition of the Property.

5.8 No Violation of Laws. To the best knowledge of Seller there exists no material violation of any law, regulation, orders or requirements issued by any governmental agency or authority having jurisdiction, nor any action in any court on account thereof, against or affecting the Property.

5.9 No Environmental Hazard. To the best knowledge of Seller the Property is not currently being used nor has it at any time since 1950 been used for landfill, dumping, or other waste disposal or operations, and except for the presence of asbestos insulating materials and lead-based paint, there are in existence at the Property no materials, substances, products or wastes of a toxic or hazardous nature (as hazardous wastes are defined in the federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq., or other applicable law) such that their existence would violate applicable laws or regulations. If Seller learns at any time that this


                            Exhibit 10.25 - Page 9
     representation and warranty is no longer true and correct (other than due to any act of Purchaser) then Seller shall immediately deliver written notice thereof to Purchaser whereupon Purchaser's sole remedy shall be to elect to terminate this Agreement and obtain a full refund of the Deposits, and thereafter the parties shall have no further rights or obligations under this Agreement. Seller has

6.   GENERAL PROVISIONS

6.1 Conveyances. Seller covenants and agrees that from and after the date of this Agreement and for so long as this Agreement remains in force, Seller will not sell, assign, rent, lease (except to tenants in the ordinary course, subject to the provisions of this Agreement), convey (absolutely or as security), grant a security interest in, grant any easement or license or right to use with respect to, or otherwise dispose of the Property (or any interest or estate therein) without the prior Consent of Purchaser, nor suffer or permit any judgment or lien with respect to the Property, or make any other Agreement having an effect contrary to Section 5.4 hereof.

6.2 Default. Failure by Purchaser to make, when due, any payment of any sum required to be made by Purchaser hereunder, where such failure shall continue for a period of five (5) days after written notice from Seller of Purchaser's failure to make such payment, shall constitute a default ("Event of Default") hereunder by Purchaser. Upon the occurrence of any Event of Default under this Section, Seller if not then in default of any obligation on its part hereunder, may terminate this Agreement effective ten (10) days following Seller's giving of Notice thereof, unless Purchaser cures the default within such ten (10) day period. In the event Seller rightfully terminates the Agreement as provided for in this Section, Seller shall retain the Deposits paid hereunder as liquidated damages and neither party shall have any further rights against or obligations to the other. All amounts paid or payable by Purchaser hereunder that are Conditionally Non-Refundable shall be refunded to Purchaser, except as otherwise specified in Section 3.2(a) hereof, in the event that this Agreement is terminated (i) at any time prior to the expiration of the Study Period
     (including any extensions thereof), or (ii) at any time after the Study Period due to failure of any condition to the obligations of Purchaser or due to any breach or violation by Seller of this Agreement or due to the inability or failure of Seller to convey title as required by this Agreement, provided that Purchaser shall have the right to seek a decree of specific performance upon a failure by Seller to consummate the transaction provided for herein, in accordance with and subject to the provisions of this Agreement. Except as provided above, and except for Seller's right to recover any cost of restoration of any physical damage to the Property that may have been caused by Purchaser if this Agreement is terminated without a breach by Seller, neither party hereto shall have any claim against the other for damages, direct or consequential, for any alleged breach or failure of performance of this Agreement.

6.3 Brokers. The Seller shall be responsible for payment of real estate brokerage commissions or fees or similar compensation to Reid, Meyers & Associates, LLC ("RMA"), in the amount that may be payable pursuant to a written agreement between Seller and RMA as a result of the making of this Agreement and consummation of the transactions contemplated hereby. Each party respectively represents to the other that no other broker has been retained by either of them in connection with the transaction contemplated by this Agreement. Each party agrees to indemnify the other against all loss, cost, damage or expense arising out of claims against the other for fees or commissions of any person[s] other than RMA. employed, retained or alleged to have been employed or retained by such indemnifying party as a broker, finder or consultant.

6.4 Declaration of Invalidity. If any provision of this Agreement should be declared invalid or unenforceable by any authority of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision was omitted in its entirety from the Agreement, unless it shall be determined that the enforcement of the remaining provisions of this Agreement would result in unjust enrichment or be inequitable in any material respect.

6.5 Waiver. No provision of this Agreement shall be waived or modified to any extent, and no course of dealing or performance between the parties or any usage of trade shall be effective, to modify any provision hereof or create


                            Exhibit 10.25 - Page 10
     any agreement with respect to any subject matter hereof, unless reduced to writing and signed by the Person against whom enforcement is sought. No prior oral or written agreement shall have any force or effect after the signing of this Agreement. All such matters shall be merged herein, and be superseded hereby. Neither party has made representations or agreements other than those contained in this Agreement. Failure of a party to enforce or insist upon performance of any of the provisions of this Agreement, no matter how long such failure continues, will not be construed as a waiver of any other provision, or as a waiver of any future right to enforce or insist upon the performance of the same provision.

6.6. Security Deposits. At Closing, Seller shall deliver to Purchaser an instrument of assignment, in form satisfactory to Purchaser, of all tenants' security deposits held by Seller as of the Closing Date, together with any and all bank accounts in which such deposits are held and documentation sufficient to give Purchaser dominion and control of such monies and accounts, together with a certified statement itemizing the amount of each tenant's security deposit. Seller shall indemnify and hold Purchaser harmless against any liability for any security deposit in excess of the amount thereof transferred to Purchaser. Purchaser shall indemnify, defend and hold Seller harmless against any claim of or liability to any tenant in connection with any security deposit of such tenant delivered by Seller to Purchaser at Closing. This Section shall survive the Closing.

7.   COUNTERPARTS, EFFECTIVE DATE AND GOVERNING LAW

7.1 This Agreement shall not be binding or enforceable against either party hereto until it (or multiple counterparts) shall have been executed by Seller and by Purchaser, and a counterpart or counterparts hereof executed by Purchaser and Seller, together with the Initial Deposit, shall have been delivered to the Escrow Agent.

7.2 This Agreement may be executed in multiple counterparts, which shall nevertheless constitute but one and the same Agreement, provided that no counterpart bearing the signature of one party only shall be effective unless an identical counterpart bearing the signature of the other part is produced.

7.3 Effective Date. The Effective Date of this Agreement shall be the latest date set forth below under a party's signature.

7.4 This Agreement shall be deemed made in and shall be governed by the laws of the State of New York.

7.5 This Agreement and the exhibits and schedules annexed hereto contains the entire understanding between the parties hereto with respect to the Property and is intended to be an integration of any and all prior or contemporaneous agreements, conditions, covenants or undertakings between the parties hereto; and there are no promises, agreements, conditions, undertakings, covenants, warranties or representations, oral or written, express or implied, between and among the parties hereto with respect to the Property or the subject matter hereof, other than as set forth herein. No changes or modifications of this Agreement shall be valid unless the same is in writing and signed by Seller and Purchaser. No purported or alleged waiver of any of the provisions of this Agreement shall be valid or effective unless in writing and signed by the party against whom it is sought to be enforced.

7.6 All representations, warranties and covenants herein shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date. If a party incurs reasonable attorney fees or costs in connection with a dispute, breach, default or misrepresentation and is the prevailing party in a legal action or proceeding to enforce the terms of this Agreement, that party shall be entitled to recover those fees and costs from the other party as and to the extent determined by the court or arbitrator that determines such action or proceeding. Nothing in this paragraph, however, shall be deemed to create any cause of action or right to any remedy (other than recovery of such reasonable fees or costs) to which a party would not be entitled under any other provision of this Agreement.


                            Exhibit 10.25 - Page 11

8.   TAX-FREE EXCHANGE.

8.1 At Seller's option, the transaction contemplated hereby shall be structured as an exchange under Section 1031 of the Internal Revenue Code, and Purchaser shall co-operate with Seller and do any and all lawful things that may be requested provided that Purchaser incurs no cost in so doing (except costs advanced by Seller) and title to the Property is conveyed to Purchaser at closing as otherwise required under this Agreement. Seller agrees, however, that it shall not elect to structure the transaction as a
     Section 1031 exchange if doing so would prevent the Mortgage from being discharged as an encumbrance against the Property as contemplated in
     Section 4.4 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their signatures below.

PURCHASER:  HOMES FOR AMERICA HOLDINGS, INC.


by:------------------------------------------------------------------
                                                        Date
SELLER: AMHERST GARDENS ASSOCIATES


by:--------------------------------- and ------------------------------------
   a general partner          Date       a general partner            Date



                           ACCEPTANCE BY ESCROW AGENT

     Niagara Square Abstract Company, having an office at 69 Delaware Avenue, Buffalo, NY 14202, and being an authorized agency of Stewart Title Insurance Company, does hereby (i) acknowledge the foregoing Agreement For Purchase And Sale Of Real Estate by and between Amherst Gardens Associates as Seller and Homes For America Holdings, Inc. as Purchaser, (ii) accept appointment as Escrow Agent thereunder, and (iii) agree to receive and hold any and all Deposits paid to it, and to distribute same, in accordance with the provisions of said Agreement.

                                        Niagara Square Abstract Company


                                        by: ---------------------------------








                            Exhibit 10.25 - Page 12